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                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                          INVESCO SENIOR INCOME TRUST

A Joint Annual Meeting ("Meeting") of Shareholders of Invesco Senior Income Trust (the "Fund") was held on September 8, 2017. The Meeting was held for the following purposes:

(1). Election of Trustees by Common Shareholders and Preferred Shareholders voting together as a single class.

(2). Election of Trustees by Preferred Shareholders voting as a separate class.

The results of the voting on the above matters were as follows:

                                                              Votes     Votes
Matters                                                        For     Withheld
-------                                                    ----------- ---------
(1). Teresa M. Ressel..................................... 156,504,910 2,860,900
     Larry Soll........................................... 156,473,221 2,892,589
     Philip A. Taylor..................................... 156,535,195 2,830,615
     Christopher L. Wilson................................ 156,499,320 2,866,490
(2). David C. Arch........................................         750         0